Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of our report dated March 10, 2009, except for Note 23, Pending Transaction, Note 24, Loss per Unit and Note 25, Subsequent Events, as to which the date is November 2, 2009, relating to the consolidated financial statements of Graham Packaging Holdings Company and subsidiaries and the related financial statement schedules I and II appearing elsewhere in this registration statement (which report on the consolidated financial statements and financial statement schedules expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph relating to the retrospective adjustment for discontinued operations) and of our report dated March 10, 2009, relating to the effectiveness of the Company’s internal controls over financial reporting, appearing in the prospectus, which is part of this registration statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

November 2, 2009